                          AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG

                         VSUS TECHNOLOGIES INCORPORATED

                            FIRST INFO NETWORK, INC.

                                       AND

                                1ST ALERTS, INC.

                                 APRIL 11, 2005

                                TABLE OF CONTENTS

ARTICLE I CERTAIN DEFINITIONS                                                  1

ARTICLE II THE TRANSACTION                                                     4
2.1    The Merger                                                              4
2.2    Consideration                                                           4
2.3    The Closing                                                             5
2.4    Actions at the Closing                                                  5
2.5    Effect on Capital Stock                                                 5
2.6    Dividends; Liquidation Preferences; and Other Distributions             5
2.7    Certificate Legends                                                     6
2.8    Certificate of Incorporation                                            6
2.9    Bylaws                                                                  6
2.10   Directors and Officers                                                  6
2.11   Closing of Transfer Books                                               6
2.12   Tax and Accounting Consequences                                         6
2.13   Additional Action                                                       6
2.14   Taking of Necessary Action; Further Action                              7
2.15   Adjustment                                                              7

ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE COMPANY                      7
3.1    Organization, Qualification and Corporate Power                         7
3.2    Capitalization                                                          7
3.3    Authorization of Transaction                                            8
3.4    Noncontravention                                                        8
3.5    Subsidiaries                                                            9
3.6    Undisclosed Liabilities                                                 9
3.7    Tax Matters                                                             9
3.8    Assets                                                                  9
3.9    Owned Real Property                                                     9
3.10   Intellectual Property                                                   9
3.11   Real Property Leases                                                   10
3.12   Contracts                                                              11
3.13   Insurance                                                              12
3.14   Litigation                                                             13
3.15   Employees                                                              13
3.16   Employee Benefits                                                      14
3.17   Permits                                                                15
3.18   Brokers' Fees                                                          15
3.19   Books and Records                                                      15
3.20   Banking Relationships and Investments                                  15
3.21   Company Action                                                         16
3.22   Disclosure                                                             16

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF THE BUYER AND THE
MERGER SUB                                                                    16
4.1    Organization                                                           16
4.2    Capitalization                                                         16
4.3    Authorization of Transaction                                           17
4.4    Noncontravention                                                       17
4.5    Reports and Financial Statements                                       18
4.6    Litigation                                                             18
4.7    Legal Compliance; Restrictions on Business Activities                  18
4.8    Merger Shares                                                          19
4.9    Business of the Merger Sub                                             19

                                       ii

4.10   Company Action                                                         19
4.11   No Knowledge of Misrepresentations                                     19
4.12   Brokers' Fees                                                          20
4.13   Qualification as a Reorganization                                      20
4.14   Disclosure                                                             20
4.15   Absence of Plans                                                       20
4.16   Tax Matters                                                            20

ARTICLE V COVENANTS                                                           21
5.1    Best Efforts                                                           21
5.2    Securities Laws                                                        21
5.3    Reorganization                                                         22
5.4    Reasonable Commercial Efforts and Further Assurances                   22

ARTICLE VI CONDITIONS TO CONSUMMATION OF MERGER                               22
6.1    Conditions to Each Party's Obligations                                 22
6.2    Conditions to Obligations of the Buyer and the Merger Sub              23
6.3    Conditions to Obligations of the Company                               23
6.4    Certain Waivers                                                        24

ARTICLE VII TERMINATION                                                       24
7.1    Termination of Agreement                                               24
7.2    Effect of Termination                                                  25
7.3    Amendment                                                              25
7.4    Extension, Waiver                                                      25

ARTICLE VIII MISCELLANEOUS                                                    25
8.1    No Third Party Beneficiaries                                           25
8.2    Entire Agreement                                                       25
8.3    Succession and Assignment                                              26
8.4    Counterparts, Facsimile Signatures                                     26
8.5    Headings                                                               26
8.6    Notices                                                                26
8.7    Governing Law                                                          27
8.8    Severability                                                           28
8.9    Expenses; Attorney's Fees                                              28
8.10   Disclosure Letters                                                     28
8.11   Construction                                                           28
8.12   Incorporation of Exhibits and Schedules                                29

                                       iii

                          AGREEMENT AND PLAN OF MERGER

          THIS AGREEMENT AND PLAN OF MERGER (this "AGREEMENT ") entered into as of April 11, 2005, by and among VSUS TECHNOLOGIES INCORPORATED, a Delaware corporation (the "BUYER"), FIRST INFO NETWORKS, INC., a Delaware corporation and a wholly-owned subsidiary of the Buyer (the "MERGER SUB") and 1STALERTS, INC., a
Delaware corporation (the "COMPANY"). The Buyer, the Merger Sub and the Company
each, individually, a "Party" or, collectively, the "PARTIES."

                                    RECITALS

          WHEREAS, this Agreement contemplates a merger of the Company with and into the Merger Sub (the " MERGER ") in a transaction that is intended to qualify, for federal income tax purposes, as a forward triangular merger under
Section 368(a)(2)(D) of the Code (as defined below), in which the Company
Stockholders (as defined below) will receive capital stock of the Buyer in exchange for their shares of capital stock of the Company.

          NOW, THEREFORE, in consideration of the foregoing and the
representations, warranties, agreements and covenants herein contained, and for good and other valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged, the Parties hereto hereby agree as follows:

                                    ARTICLE I

                               CERTAIN DEFINITIONS

          The following terms undefined in the text of this Agreement shall have the following meanings:

          "BUSINESS DAY" shall mean any day, other than a Saturday, Sunday or a day on which banks located in New York, New York shall be authorized or required by law to close.

          "BUYER'S COMMON STOCK" shall mean the common stock, par value $0.001 per share, of the Buyer. It is understood and agreed that the Buyer's Common
Stock issued in connection with the transactions contemplated by this Agreement have not been registered under the Securities Act of 1933, as amended.

          "CALL OPTION AGREEMENT" shall mean the agreement between the Company and the Merger Sub whereby the Company Stockholders are granted the option to purchase a certain number of shares of the Surviving Corporation.

          "CLOSING DOCUMENTS" shall mean documents, certificates or other instruments delivered or to be delivered by or on behalf of the Company at the
Closing pursuant to Article VI, the Schedules and Exhibits of this Agreement.

          "CODE" shall mean United States Internal Revenue Code of 1986, as amended.

          "COMPANY SHARES" shall mean all of the issued and outstanding shares of capital stock of the Company, consisting of two hundred (200) shares of common stock, no par value per share.

          "COMPANY STOCKHOLDERS" shall mean the pre-Merger shareholders of the
Company as set forth on Section 3.2 of the Company's Disclosure Schedule.

          "EMPLOYEE BENEFIT PLAN" shall mean any "employee pension benefit plan"
(as defined in Section 3(2) of the Employee Retirement Income Security Act of
1974, as amended), any "employee welfare benefit plan" (as defined in Section
3(1) of ERISA), and any other written or oral plan, agreement or arrangement involving direct or indirect compensation, including, without limitation, insurance coverage, severance benefits, disability benefits, deferred compensation, bonuses, options, or other forms of incentive compensation or post-retirement compensation.

          "ERISA AFFILIATE" shall mean any entity which is a member of (i) a controlled group of corporations (as defined in Section 414(b) of the Code),
(ii) a group of trades or businesses under common control (as defined in Section
414(c) of the Code), or (iii) an affiliated service group (as defined under
Section 414(m) of the Code or the regulations under Section 414(o) of the Code), any of which includes the Company.

          "ESCROW AGREEMENT" shall mean the agreement by and between the Buyer, the Company Stockholders and Bondy & Schloss LLP, the Escrow Agent whereby the
Company Stockholders agreed to deposit the shares of Buyer's Common Stock that they received as part of the Merger Shares in escrow subject to the terms of the
Escrow Agreement (a copy of which is attached hereto as Exhibit B).

          "GAAP" shall mean Generally Accepted Accounting Principles.

          "GOVERNMENTAL ENTITY" shall mean any court, arbitration tribunal, administrative agency or commission or other governmental or regulatory authority or agency.

          "INCLUDING", "INCLUDE", "INCLUDES", shall be construed as if followed by the phrase "without limitation".

          "INTELLECTUAL PROPERTY" shall mean all intellectual property that the
Company owns or uses in the conduct of its business, as it is currently conducted, including, but not limited to, (i) all United States and foreign patents (both issued and applied for) listed on the Company Disclosure Schedule,
(ii) all trademarks, trade names, service marks, copyrights, and all applications for such trademarks, trade names, service marks and copyrights, and all patent rights in each case listed on the Company Disclosure Schedule and
(iii) all trade secrets, schematics, technology, know-how, computer software programs or applications and tangible or intangible proprietary information or material, and all third-party issued United States and foreign patents, patent rights and patent applications (excluding packaged commercially available licensed software programs sold to the public).

          "KNOWLEDGE" shall mean, (a) when made with reference to the Company, the actual knowledge of the executive officers of the Company and (b) when made with reference to the Buyer, the actual knowledge of the executive officers of the Buyer.

          "MATERIAL ADVERSE EFFECT" shall mean, when used with respect to any entity or group of entities, any event, change or condition that causes a material adverse effect on the financial condition, properties, assets
(including intangible assets), liabilities, business, operations or results of operations of such entity or group of entities; PROVIDED, HOWEVER, that the following will not be considered a Material Adverse Effect: (i) any adverse effect that primarily results from the execution, delivery or announcement
(where such an announcement is made pursuant to the terms

and conditions of this Agreement) of this Agreement or any of the transactions contemplated hereby or (ii) any adverse effect that results from changes in the general economic condition or financial markets of the United States.

          "MERGER SHARES" shall mean two hundred (200) shares of Series B
Preferred Stock and Thirteen Million (13,000,000) share of the Buyer's Common
Stock.

          "MERGER SUB COMMON STOCK" shall mean the common stock, no par value per share, of the Merger Sub.

          "PERSON" or "PERSON" shall mean any individual, partnership, joint venture, corporation, limited liability company, limited liability partnership, trust or incorporated organization.

          "PLEDGE AGREEMENT" shall mean the agreement by and between the Buyer, the Company, PDB Irrevocable Trust and Bondy & Schloss LLP, the Pledge Agent,
whereby all of the shares of the Merger Sub held by the Buyer shall be held by the Pledge Agent as security for the obligations owed by the Surviving
Corporation, as a result of the Merger, to PDB Irrevocable Trust and LBDP
Irrevocable Trust under that certain Secured Promissory Note dated November 11,
2004, as amended December 31, 2004, between the Company and PDB Irrevocable
Trust and LBDP Irrevocable Trust in the aggregate principal amount of
$3,200,000.

          "SECURITY INTEREST" shall mean any mortgage, pledge, security interest, encumbrance, charge, or other lien (whether arising by contract or by operation of law), other than (i) mechanic's, materialmen's, and similar liens,
(ii) liens arising under worker's compensation, unemployment insurance, social security, retirement, and similar legislation, (iii) liens on goods in transit incurred pursuant to documentary letters of credit, in each case arising in the ordinary course of business of the Company and not material to the Company and
(iv) liens for current Taxes that are being contested in good faith, as set forth in Section 3.9 of the Company Disclosure Schedule.

          "SERIES B PREFERRED STOCK" shall mean the Series B Preferred Stock of the Buyer.

          "TAXES" shall mean all taxes, charges, fees, levies or other similar assessments or liabilities, including, without limitation, income, gross receipts, ad valorem, premium, value-added, excise, real property, personal property, sales, use, transfer, withholding, employment, payroll and franchise taxes imposed by the United States of America or any state, local or foreign government, or any agency thereof, or other political subdivision of the United
States or any such government, and any interest, fines, penalties, assessments or additions to tax resulting from, attributable to or incurred in connection with any tax or any contest or dispute thereof and any amounts of Taxes of another person that the Company or any subsidiary of the Company is liable to pay by law or otherwise.

          "TAX RETURNS" means all reports, returns, declarations, statements or other information supplied or required to be supplied to a taxing authority in connection with Taxes including, without limitation, any schedules, attachments or amendments thereto.

          "THIRD PARTY INTELLECTUAL PROPERTY RIGHTS" shall mean all material written licenses, sublicenses and other agreements as to which the Company is a party and pursuant to which the Company is authorized to use any third party patents, patent rights, trademarks, service marks, trade secrets or copyrights, including software which is used in the business of the Company or which form a part of any existing product or service of the Company, excluding commercially available licensed software programs sold to the public.

          "TRANSACTION" shall mean: (i) the acquisition of all or substantially all of the assets of a company; (ii) the acquisition of more than 50% of the outstanding capital stock of a company; or (iii) any merger, consolidation, business combination, joint venture, tender offer, share exchange, or similar transaction, if immediately after such transaction contemplated in this subsection (iii) either (A) Buyer, or any of its subsidiaries controls the Board of Directors, or (B) Buyer, or any of its subsidiaries holds a majority of the voting capital stock of the company immediately after such transaction.

                                   ARTICLE II

                                 THE TRANSACTION

     2.1 THE MERGER.

          Upon and subject to the terms and conditions of this Agreement, the
Company shall merge with and into the Merger Sub (with such merger referred to herein as the "MERGER") at the Effective Time. From and after the Effective
Time, the separate corporate existence of the Company shall cease and the Merger
Sub shall continue as the surviving corporation in the Merger (the "SURVIVING
CORPORATION"). The Surviving Corporation shall be operated as a wholly-owned subsidiary of the Buyer. The "EFFECTIVE TIME" shall be the time at which the
Certificate of Merger of the Company and the Merger Sub, prepared and executed in accordance with the relevant provisions of the Delaware General Corporation
Law ("DGCL"), is filed with and accepted by the Secretary of State of the State of Delaware (the "CERTIFICATE OF MERGER"). The Merger shall have the effects specified in this Agreement, the Certificate of Merger and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all of the property, rights, privileges, powers and franchises of the Company and the Merger Sub shall vest in the
Surviving Corporation, and all debts, liabilities and duties of the Company and the Merger Sub shall become the debts, liabilities and duties of the Surviving
Corporation.

     2.2 CONSIDERATION.

          (a) Within ten (10) days after the Closing Date, the Buyer and the
Merger Sub shall deliver to the Company Stockholders in connection with the
Merger and in consideration for the Company Shares, stock certificates representing each Company Stockholders ratable portion of the Merger Shares issued in the names of such Company Stockholders, in the amounts set forth in
Schedule 2.2. Contemporaneous with the issuance of the Buyer's Common Stock that is part of the Merger Shares in accordance with Schedule 2.2, such shares of
Buyer's Common Stock shall be delivered to the Escrow Agent to be held in accordance with the terms of the Escrow Agreement.

          (b) If any of the Merger Shares are to be issued in the name of a person other than a stockholder of record of the Company, it shall be a condition to the issuance of such Merger Shares that (A) the request shall be in writing and properly documented (e.g., assigned, endorsed or accompanied by appropriate stock powers), (B) such transfer shall otherwise be proper and in accordance with all applicable federal and state laws, rules, regulations or orders and (C) the person requesting such transfer shall pay to the Buyer any transfer or other taxes payable by reason of the foregoing or establish to the satisfaction of the Buyer that such taxes have been paid or are not required to be paid. Notwithstanding the foregoing, none of the Buyer, the Merger Sub or any of their affiliates, subsidiaries, directors, officers, agents and employees shall be liable to a stockholder for any Merger Shares issuable to such stockholder pursuant to this Section 2.2(b) that are delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

          (c) In the event any stock certificate representing any Company Shares shall have been lost, stolen or destroyed, the Board of Directors of the Buyer may, in its sole discretion and as a condition precedent to the issuance of the
Merger Shares issuable in exchange therefor pursuant to this Agreement, require the owner of such lost, stolen or destroyed stock certificate to submit to the
Buyer an affidavit stating that such stock certificate was lost, stolen or destroyed and to give the Buyer an indemnity in customary form against any claim that may be made against the Buyer with respect to the stock certificate alleged to have been lost, stolen or destroyed.

     2.3 THE CLOSING.

          The closing of the transactions contemplated by this Agreement (the
"CLOSING ") shall take place at the offices of Bondy & Schloss LLP, on or before
April 14, 2005 or, if all of the conditions to the obligations of the Parties to consummate the transactions contemplated hereby have not been satisfied or waived by such date, on the third Business Day after the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated hereby (other than those conditions which by their terms can only be satisfied on the date of the Closing) (the "CLOSING DATE ");
PROVIDED, HOWEVER, that the Closing shall take place no later than April 25,
2005. If the Closing is consummated, the Buyer, the Merger Sub and the Company will be deemed to have waived any of the conditions set forth in Article VI to the extent not satisfied at or prior to the Closing.

     2.4 ACTIONS AT THE CLOSING.

          (a) The Company Stockholders shall deliver the following to the Buyer:
(i) certificates representing the Company Shares, accompanied by stock powers duly executed in blank or duly executed instruments of transfer and any other documents that are necessary to transfer to the Buyer good and valid title to the Company Shares free and clear of all liens and (ii) the various certificates, instruments and documents referred to in Sections 6.1 and 6.2 to be delivered by the Company.

          (b) The Buyer shall deliver the following to the Company: (i) the
Merger Shares in accordance with Section 2.2 and (ii) the various certificates, instruments and documents referred to in Sections 6.1 and 6.3 to be delivered by the Buyer or the Merger Sub.

     2.5 EFFECT ON CAPITAL STOCK.

          (a) At the Effective Time, the Company Shares shall, by virtue of the
Merger and without any action on the part of any Party or the holder thereof, automatically be canceled and extinguished and converted into the right to receive a ratable portion of the Merger Shares as determined in Section 2.5(d)
below.

          (b) At the Effective Time, by virtue of the Merger and without any action on the part of any Party or the holder thereof, each option or warrant to acquire Company Shares outstanding immediately prior to the Effective Time shall be cancelled and automatically converted into the right to receive, upon surrender of the options or warrants, as the case may be, and a letter of transmittal (which shall be in such form and have such provisions as Buyer may reasonably

specify) like options and warrants of the Buyer to acquire shares of Buyer's
Common Stock.

          (c) Notwithstanding the foregoing, no fractional shares shall be issued. All of the Merger Shares issued to the Company Stockholders at the
Effective Time pursuant to this Section 2.5 shall be rounded up to the next whole number.

          (d) The Merger Shares shall be issued pro rata, to the Company
Stockholders at the Closing.

     2.6 DIVIDENDS; LIQUIDATION PREFERENCES; AND OTHER DISTRIBUTIONS.

          No dividends or other distributions that are, or may be, payable to the holders of record of Company Shares as of a date on or after the Closing
Date shall be paid to any such holder by reason of the Merger.

     2.7 CERTIFICATE LEGENDS.

          The Merger Shares to be issued pursuant to this Article II shall not have been registered and shall be characterized as "restricted securities" under the federal securities laws, and under such laws such shares may be resold without registration under the Securities Act only in certain limited circumstances. Each certificate evidencing Merger Shares to be issued pursuant to this Article II shall bear the following legend:

          THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR
          INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF
          1933, AS AMENDED. SUCH SHARES MAY NOT BE SOLD OR OTHERWISE TRANSFERRED
          IN THE ABSENCE OF SUCH REGISTRATION WITHOUT AN EXEMPTION UNDER THE
          SECURITIES ACT OR AN OPINION OF LEGAL COUNSEL REASONABLY ACCEPTABLE TO
          VSUS TECHNOLOGIES INCORPORATED THAT SUCH REGISTRATION IS NOT REQUIRED.

     2.8 CERTIFICATE OF INCORPORATION.

          At the Effective Time, the Certificate of Incorporation of the Merger
Sub, as in effect immediately prior to the Effective Time, shall be the
Certificate of Incorporation of the Surviving Corporation until hereafter amended as provided by the DGCL.

     2.9 BYLAWS.

          At the Effective Time, the Bylaws of the Merger Sub, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving
Corporation until hereafter amended as provided by the DGCL.

     2.10 DIRECTORS AND OFFICERS.

          The directors of the Company shall become directors of the Surviving
Corporation after the Effective Time. The officers of the Company shall become officers of the Surviving Corporation after the Effective Time, retaining their respective positions.

     2.11 CLOSING OF TRANSFER BOOKS.

          Upon execution of this Agreement, the stock transfer books of the
Company shall be closed and no transfer of Company Shares shall thereafter be made except as may be required by this Agreement.

     2.12 TAX AND ACCOUNTING CONSEQUENCES.

          It is intended by the parties hereto that the Merger shall constitute a forward triangular merger reorganization within the meaning of Section
368(a)(2)(D) of the Code.

     2.13 ADDITIONAL ACTION.

          The Surviving Corporation may, at any time after the Effective Time, take any action, including executing and delivering any document, in the name and on behalf of the Company, necessary to consummate the Merger and confirm the effectiveness of the Merger, so long as such action is not inconsistent with this Agreement.

     2.14 TAKING OF NECESSARY ACTION; FURTHER ACTION.

          If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and the
Merger Sub, the officers and directors of the Company and the Merger Sub are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

     2.15 ADJUSTMENT.

          In the event that, subsequent to the execution of this Agreement but prior to the Effective Time, the Buyer or the Company shall effect a stock split, reverse stock split, stock dividend, subdivision, reclassification, combination, merger, exchange, recapitalization or other similar transaction (or a record date shall have been set for such purpose), the provisions of this
Article II shall be appropriately adjusted.

                                   ARTICLE III

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

          The Company hereby represents and warrants to the Buyer and the Merger
Sub that, as of the date hereof, the statements contained in this Article III are true and correct, except as set forth in the schedule provided by the
Company to the Buyer and the Merger Sub (the "COMPANY DISCLOSURE SCHEDULE ").

     3.1 ORGANIZATION, QUALIFICATION AND CORPORATE POWER.

          The Company is a corporation duly organized, validly existing and in corporate good standing under the laws of the State of Delaware. The Company is duly qualified to conduct business and is in corporate good standing under the laws of each jurisdiction in which the nature of its businesses or the ownership or leasing of its properties requires such qualification, except where the failure to be so qualified or in good standing would not have a Material Adverse
Effect

on the Company. The Company has the corporate power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. The Company has furnished or made available to the Buyer true and complete copies of its Certificate of Incorporation and, Bylaws, each as amended and as in effect on the date hereof (hereinafter the "COMPANY CHARTER "
and "BYLAWS ", respectively). The Company is not in default under or in violation of any provision of the Company Charter or Bylaws.

     3.2 CAPITALIZATION.

          The authorized capitalization of the Company consists of 200 shares of common stock, no par value per share ("COMMON STOCK "), 200 shares of which are issued and outstanding. Section 3.2 of the Company Disclosure Schedule sets forth a complete and accurate list of all Company Stockholders, indicating the number of Company Shares held by each stockholder and their respective addresses. All of the issued and outstanding Company Shares are duly authorized, validly issued, fully paid and nonassessable. All of the issued and outstanding
Company Shares are free and clear of any liens, pledges, encumbrances, charges, agreements adversely effecting title to such shares or claims (other than those created by virtue of this Agreement or by the Buyer), and the certificates evidencing the ownership of such shares are in proper form for the enforcement of the rights and limitations of rights pertaining to said shares which are set forth in the Company Charter and Bylaws. There are no declared or accrued but unpaid dividends with regard to any issued and outstanding Company Shares. As of the Closing Date, the Company has no outstanding or authorized options to purchase shares of the Company's common stock and warrants to purchase 1,697367 shares of the Company's common stock at an exercise price of $0.38 per share for a period of five (5) years. Section 3.2 of the Company Disclosure Schedule, sets forth the name of each holder of the Company's options, warrants, rights, calls, convertible instruments, agreements or commitments and the number and terms of the outstanding options, warrants, rights, calls, convertible instruments, agreements or commitments for each holder thereof. There are no outstanding or authorized appreciation rights, phantom rights or similar rights with respect to the Company. There are no agreements, voting trusts, proxies, or understandings with respect to the voting, or registration under the Securities Act, of any
Company Shares between or among the Company and any of the Company Stockholders.
All of the issued and outstanding Company Shares were issued in compliance with applicable federal and state securities laws.

     3.3 AUTHORIZATION OF TRANSACTION.

          Subject to the Requisite Stockholder Approval of the Merger and this
Agreement, the Company has the corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement and, subject to the adoption of this Agreement and the approval of the Merger by a majority of the votes represented by the outstanding Company Shares entitled to vote on this Agreement and the Merger, voting in accordance with the corporate laws of the State of Delaware and the
Company Charter (the " REQUISITE STOCKHOLDER APPROVAL "), the performance by the
Company of this Agreement and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of the Company. This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by the Buyer and the Merger Sub, constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws affecting the enforcement of creditors' rights generally, and except that the availability of equitable remedies, including

                                        8

specific performance, is subject to the discretion of the court before which any proceeding therefor may be brought.

     3.4 NONCONTRAVENTION.

          Subject to receipt of the Requisite Stockholders Approval, compliance with the applicable requirements of the Securities Act and any applicable state securities laws and the filing of the Certificate of Merger as required by the
State of Delaware, neither the execution and delivery of this Agreement by the
Company, nor the consummation by the Company of the transactions contemplated hereby, will: (a) conflict with or violate any provision of the Company Charter or the Bylaws; (b) require on the part of the Company any filing with, or any permit, authorization, consent or approval of, any Governmental Entity, other than (i) those required solely by reason of the Buyer's or the Merger Sub's participation in the transactions contemplated hereby, (ii) those required to be made by the Buyer or the Merger Sub and (iii) any filing, permit, authorization, consent or approval which if not made or obtained would not have a Material
Adverse Effect on the Company; (c) conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice, consent or waiver under, any contract listed in Section 3.4 of the Company Disclosure
Schedule, except for any conflict, breach, default, acceleration, right to accelerate, termination, modification, cancellation, notice, consent or waiver that would not reasonably be expected to have a Material Adverse Effect on the
Company; (d) result in the imposition of any Security Interest upon any assets of the Company; or (e) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Company, any of its properties or assets, other than such conflicts, violations, defaults, breaches, cancellations or accelerations referred to in clauses (a) through (e) (inclusive) hereof which would not have a Material Adverse Effect on the Company.

     3.5 SUBSIDIARIES.

          The Company does not have any direct or indirect subsidiaries or any equity interest in any other firm, corporation, membership, joint venture, association or other business organization.

     3.6 UNDISCLOSED LIABILITIES.

          Except as disclosed in Section 3.6 of the Company Disclosure Schedule, the Company has no liability (whether known or unknown, whether absolute or contingent, whether liquidated or unliquidated and whether due or to become due), except for (a) liabilities which have arisen in the ordinary course of business, (b) contractual or statutory liabilities incurred in the ordinary course of business and (c) liabilities which would not have a Material Adverse
Effect on the Company.

     3.7 TAX MATTERS.

          The Company has timely (taking into account extensions of time to file) filed all Tax Returns that it was required to file and all such Tax
Returns were correct and complete in all material respects. All Taxes that the
Company is or was required by law to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper
Governmental Entity or deposited in accordance with the law.

     3.8 ASSETS.

          Except as disclosed in Section 3.8 of the Company Disclosure Schedule, the Company has good and valid title to or, in the case of leased assets, a valid leasehold interest in, all tangible assets necessary for the conduct of its business as presently conducted. Each such tangible asset is suitable for the purposes for which it presently is used. Except as disclosed in Section 3.8 of the Company Disclosure Schedules, no asset of the Company (tangible or intangible) is subject to any Security Interest.

     3.9 OWNED REAL PROPERTY.

          The Company does not own any real property.

     3.10 INTELLECTUAL PROPERTY.

          Section 3.10 of the Company Disclosure Schedule is a true and complete list of (i) all Intellectual Property presently owned or held by the Company and
(ii) any license agreements under which Company has access to any confidential information used by the Company in its business (such licenses and agreements, collectively, the "INTELLECTUAL PROPERTY RIGHTS ") necessary for the conduct of the Company's business as conducted and as currently proposed to be conducted by the Company. Except as disclosed in Section 3.8 of the Company Disclosure
Schedule, the Company owns, or has the right to use, free and clear of all
Security Interests, all of the Intellectual Property and the Intellectual
Property Rights. There are no outstanding options, licenses or agreements of any kind relating to the Intellectual Property and the Intellectual Property Rights,
nor is the Company bound by or a party to any options, licenses or agreements of any kind with respect to any of the Intellectual Property, the Intellectual
Property Rights and the patents, trademarks, service marks, trade names, copyrights, trade secrets, licenses, information and other proprietary rights and processes of any other person or entity other than such licenses or agreements arising from the purchase of "off the shelf" or standard products.
The Company has not received any communications alleging that the Company has violated or, by conducting its business as conducted and as currently proposed to be conducted by the Company, violates any Third Party Intellectual Property
Rights and to the Company's knowledge, the business as conducted and as currently proposed to be conducted by the Company will not cause the Company to infringe or violate any Third Party Intellectual Property Rights. There is no
defect in the title to any of the Intellectual Property or, to the extent that the Company has title to Intellectual Property Rights to any Intellectual
Property Rights. To the Company's knowledge, no officer, employee or director is obligated under any contract (including any license, covenant or commitment of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would conflict or interfere with the performance of such person's duties as an officer, employee or director of the
Company, the use of such person's best efforts to promote the interests of the
Company or the Company's business as conducted or as currently proposed to be conducted by the Company. No prior employer of any current or former employee of the Company has any right, title or interest in the Intellectual Property and to the Company's knowledge, no person or entity has any right, title or interest in any Intellectual Property. It is not and will not be with respect to the business as currently proposed to be conducted necessary for the Company to use any inventions of any of its employees made prior to their employment by the
Company.

     3.11 REAL PROPERTY LEASES.

          Section 3.11 of the Company Disclosure Schedule lists all real property leased or subleased to the Company. The Company has delivered or made available to the Buyer correct

                                       10

and complete copies of the leases and subleases (as amended to date) listed in
Section 3.11 of the Company Disclosure Schedule. With respect to each lease and sublease listed in Section 3.11 of the Company Disclosure Schedule:

          (a) the lease or sublease is legal, valid, binding, enforceable and in full force and effect with respect to the Company and, to the Company's knowledge, is legal, valid, binding, enforceable and in full force and effect with respect to each other party thereto, and will continue to be so following the Closing in accordance with the terms thereof as in effect prior to the
Closing (in each case except as enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws affecting the enforcement of creditor's rights generally, and except that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding therefor may be brought);

          (b) the Company is not in breach or default under any such lease or sublease and, to the Company's knowledge, no other party to the lease or sublease is in breach or default, and, no event has occurred which, with notice or lapse of time, would constitute a breach or default or permit termination, modification, or acceleration thereunder;

          (c) there are no oral agreements or forbearance programs in effect as to the lease or sublease;

          (d) the Company has not received any written notice of any dispute with regards to any lease or sublease; and

          (e) the Company has not assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in the leasehold or subleasehold.

     3.12 CONTRACTS.

          Section 3.12 of the Company Disclosure Schedule lists the following written arrangements (including, without limitation, written agreements) to which the Company is a party:

          (a) any written arrangement (or group of related written arrangements)
for the lease of personal property from or to third parties providing for lease payments in excess of $25,000 per annum including such lease arrangements with purchase commitments or similar obligations known to the Company other than those listed pursuant to Section 3.12 in excess of $25,000;

          (b) any written arrangement (or group of related written arrangements)
for the licensing or distribution of software, products or other personal property or for the furnishing or receipt of services, (i) which involves more than the sum of $25,000 per annum, (ii) in which the Company has granted rights to license, sublicense or copy, "most favored nation" pricing provisions or exclusive marketing or distribution rights relating to any products or territory or has agreed to purchase a minimum quantity of goods or services or has agreed to purchase goods or services exclusively from a certain party and (iii) which calls for performance by the Company that as of the date hereof has not been fully completed;

          (c) any written arrangement establishing a partnership or joint venture;

          (d) any written arrangement (or group of related written arrangements)
under which it

                                       11

has created, incurred, assumed or guaranteed (or may create, incur, assume or guarantee) indebtedness (including capitalized lease obligations) involving more than $25,000 or under which it has imposed (or may impose) a Security Interest on any of its assets, tangible or intangible;

          (e) a list of all parties to any written arrangement concerning confidentiality, non-disclosure or noncompetition;

          (f) any written arrangement involving any of the Company Stockholders or their affiliates, as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT") ("AFFILIATES");

          (g) any written arrangement under which the consequences of a default or termination could have a Material Adverse Effect on the Company;

          (h) any other written arrangement (or group of related written arrangements) either (i) involving (A) more than $25,000 and (B) performance by the Company that as of the date hereof has not been fully completed, or (ii) not entered into in the ordinary course of business;

          (i) any written arrangement under which the Company provides maintenance or support services to any third party with regard to the Company's products and any written arrangement containing a commitment by the Company to provide support for any such products for more than one year from the date of this Agreement involving, in each case, more than $25,000;

          (j) any written arrangement by which the Company has agreed to make available any consulting, enablement consulting, or education services (i)
having a value in excess of $25,000 and (ii) providing for performance by the
Company that as of the date hereof has not been fully completed; and

          (k) any other material contract or agreement as such terms are defined in Regulation S-K promulgated under the Securities Act, to which the Company is a party.

          The Company has delivered to or made available to the Buyer a correct and complete copy of each written arrangement. With respect to each such written arrangement so listed: (i) the written arrangement is legal, valid, binding and enforceable and in full force and effect with respect to the Company and, to the
Company's knowledge, the written arrangement is legal, valid, binding and is enforceable and in full force and effect with respect to each other party thereto (in each case except as enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws affecting the enforcement of creditor's rights generally, and except that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding therefor may be brought); (ii) the written arrangement will continue to be legal, valid, binding and enforceable and in full force and effect against the Company, and to the Company's knowledge against each other party thereto, immediately following the Closing in accordance with the terms thereof (in each case except as enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws affecting the enforcement of creditor's rights generally, and except that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding therefor may be brought) as in effect prior to the Closing; and (iii) the Company is not in breach or default, and, to the
Company's knowledge, no other party thereto is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach
or

                                       12

default or permit termination, modification, or acceleration, under the written arrangement; except, in each case, for breaches, defaults and events that would not have a Material Adverse Effect on the Company. The Company is not a party to any oral contract, agreement or other arrangement which, if reduced to written form, would be required to be listed in Section 3.12 of the Company Disclosure
Schedule under the terms of this Section 3.12.

     3.13 INSURANCE.

          Section 3.13 of the Company Disclosure Schedule lists each insurance policy (including fire, theft, casualty, general liability, director and officer, workers compensation, business interruption, environmental, product liability and automobile insurance policies and bond and surety arrangements) to which the Company is a party, a named insured, or otherwise the beneficiary of coverage at any time within the past year. Section 3.13 of the Company
Disclosure Schedule lists each person or entity required to be listed as an additional insured under each such policy. Each such policy is in full force and effect and by its terms and with the payment of the requisite premiums thereon will continue to be in full force and effect following the Closing.

          The Company is not in breach or default, and does not anticipate being in breach or default after Closing (including with respect to the payment of premiums or the giving of notices) under any such policy, and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default or permit termination, modification or acceleration, under such policy; except for any breach, default, event, termination, modification or acceleration that would not have a Material Adverse Effect on the Company; and
the Company has not received any written notice or to the Company's knowledge, oral notice, from the insurer disclaiming coverage or reserving rights with respect to a particular claim or such policy in general. The Company has not incurred any material loss, damage, expense or liability covered by any such insurance policy for which it has not properly asserted a claim under such policy.

     3.14 LITIGATION.

          (a) There are no: (i) unsatisfied judgments, orders, decrees, stipulations or injunctions; or (ii) claims, complaints, actions, suits, proceedings or hearings or, to the Company's knowledge, investigations in or before any Governmental Entity or any arbitrator or to the Company's knowledge expected to be before any Governmental Entity or any arbitrator; to which the
Company, any officer, director, employee or agent of the Company (in such person's capacity as an officer, director, employee or agent of the Company and not personally) is or was (for the two years prior to and including the date hereof) a party or, to the knowledge of the Company, is threatened to be made a party.

          (b) There are no material agreements or other documents or instruments settling any claim, complaint, action, suit or other proceeding against the
Company.

     3.15 EMPLOYEES.

          (a) A written list of all employees of the Company, along with the position and the current annual salary rate of each such person, as of the date of this Agreement, is attached hereto as Section 3.15 of the Company Disclosure
Schedule. To the Company's knowledge, no employee has any plans to terminate employment with the Company within six months of the date hereof. The Company is not a party to or bound by any collective bargaining agreement, nor has it experienced any material strikes, grievances, claims of unfair labor practices or other collective bargaining disputes. The Company has no knowledge of any organizational effort made

                                       13

or threatened, either currently or within the past two years, by or on behalf of any labor union with respect to employees of the Company. The Company is in compliance in all material respects with all currently applicable laws and regulations respecting wages, hours, occupational safety, or health, fair employment practices, and discrimination in employment terms and conditions, and is not engaged in any unfair labor practice except, in each case, where such practice or failure to comply would not reasonably be expected to have a
Material Adverse Effect. There are no pending claims against the Company under any workers compensation plan or policy or for long term disability. There are no proceedings pending or, to the Company's knowledge, threatened, between the
Company and its employees, which proceedings have or would reasonably be expected to have a Material Adverse Effect on the Company.

          (b) Section 3.15 of the Company Disclosure Schedule contains a list of employees whose employment has been terminated by the Company in the ninety (90)
days prior to Closing; including the name, address, date and reason for such termination.

     3.16 EMPLOYEE BENEFITS.

          (a) Section 3.16(a) of the Company Disclosure Schedule contains a complete and accurate list of all Employee Benefit Plans maintained, or contributed to, by the Company, or any ERISA Affiliate. Complete and accurate copies of (i) all such Employee Benefit Plans which have been reduced to writing, (ii) written summaries of all such unwritten Employee Benefit Plans,
(iii) all related trust agreements, insurance contracts and summary plan descriptions and (iv) all annual reports filed on IRS Form 5500, 5500C or 5500R for the last three plan years (or such shorter period with respect to which the
Company or any ERISA Affiliate has an obligation to file Form 5500) for each
Employee Benefit Plan, have been delivered or made available to the Buyer. Each
Employee Benefit Plan has been administered in all material respects in accordance with its terms and each of the Company, and the ERISA Affiliates has met its obligations in all material respects with respect to such Employee
Benefit Plan and has made all required contributions thereto within the time frames as prescribed by ERISA and the Code. The Company and all Employee Benefit
Plans are in material compliance with the currently applicable provisions of
ERISA and the Code and the regulations thereunder.

          (b) To the Company's knowledge, there are no investigations by any
Governmental Entity, termination proceedings or other claims (except claims for benefits payable in the normal operation of the Employee Benefit Plans and proceedings with respect to qualified domestic relations orders), suits or proceedings against or involving any Employee Benefit Plan or asserting any rights or claims to benefits under any Employee Benefit Plan that could give rise to any material liability.

          (c) All the Employee Benefit Plans that are intended to be qualified under Section 401(a) of the Code have received determination letters from the
Internal Revenue Service to the effect that such Employee Benefit Plans are qualified and the plans and the trusts related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, or the remedial amendment period for requesting such determination has not yet expired, no such determination letter has been revoked and revocation has not been threatened, and no such Employee Benefit Plan has been amended since the date of its most recent determination letter or application therefor in any respect, and no act or omission has occurred, that would adversely affect its qualification.

          (d) Neither the Company nor any ERISA Affiliate has ever maintained an
Employee Benefit Plan subject to Section 412 of the Code or Title IV of ERISA.

                                       14

          (e) At no time has the Company or any ERISA Affiliate been obligated to contribute to any "multi-employer plan" (as defined in Section 4001(a)(3) of
ERISA).

          (f) There are no unfunded obligations under any Employee Benefit Plan providing benefits after termination of employment to any employee of the
Company (or to any beneficiary of any such employee), including but not limited to retiree health coverage and deferred compensation, but excluding continuation of health coverage required to be continued under Section 4980B of the Code and insurance conversion privileges under federal or state law.

          (g) No act or omission has occurred and no condition exists with respect to any Employee Benefit Plan maintained by the Company or any ERISA
Affiliate that would subject the Company or any ERISA Affiliate to any material fine, penalty, tax or liability of any kind imposed under ERISA or the Code.

          (h) No Employee Benefit Plan is funded by, associated with, or related to a "voluntary employee's beneficiary association" within the meaning of
Section 501(c)(9) of the Code.

          (i) No Employee Benefit Plan, plan documentation or agreement, summary plan description or other written communication distributed generally to employees by its terms prohibits the Company from amending or terminating any such Employee Benefit Plan.

          (j) Section 3.16(j) of the Company Disclosure Schedule discloses each:
(i) agreement with any director, executive officer or other key employee of the
Company (A) the benefits of which are contingent, or the terms of which are altered, upon the occurrence of a transaction involving the Company of the nature of any of the transactions contemplated by this Agreement, (B) providing any term of employment or compensation guarantee or (C) providing severance benefits or other benefits after the termination of employment of such director, executive officer or key employee; (ii) agreement, plan or arrangement under which any person may receive payments from the Company that may be subject to the tax imposed by Section 4999 of the Code or included in the determination of such person's "parachute payment" under Section 280G of the Code; and (iii)
agreement or plan binding the Company, including, without limitation, any option plan, stock appreciation right plan, restricted stock plan, stock purchase plan, severance benefit plan, or any Employee Benefit Plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this
Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement.

     3.17 PERMITS.

          Section 3.17 of the Company Disclosure Schedule sets forth a list of all material permits, licenses, registrations, certificates, orders or approvals from any Governmental Entity (including, without limitation, those issued or required under applicable export laws or regulations) ("PERMITS ") issued to or held by the Company. Such listed Permits are the only Permits that are required for the Company to conduct its business as presently conducted, except for those the absence of which would not have a Material Adverse Effect on the Company.
Each such Permit is in full force and effect and to the Company's knowledge, no suspension or cancellation of such Permit is threatened and there is no basis for believing that such Permit will not be renewable upon expiration. Each such
Permit will continue in full force and effect following the Closing.

     3.18 BROKERS' FEES.

                                       15

          Except as provided in Section 3.18 of the Company Disclosure Schedule, the Company has no liability or obligation to pay any fees or commissions to any broker, investment banking firm, finder or agent with respect to the transactions contemplated by this Agreement.

     3.19 BOOKS AND RECORDS.

          The minute books and other similar records of the Company contain true and complete records of all material actions taken at any meetings of the Board of Directors or any committee thereof and of all written consents executed in lieu of the holding of any such meetings.

     3.20 BANKING RELATIONSHIPS AND INVESTMENTS.

          Section 3.20 of the Company Disclosure Schedule sets forth an accurate, correct and complete list of all banks and financial institutions in which the Company has an account, deposit, safe-deposit box or borrowing relationship, factoring arrangement or other loan facility or relationship, including the names of all persons authorized to draw on those accounts or deposits, or to borrow under loan facilities, or to obtain access to such boxes.
The Company Disclosure Schedule sets forth an accurate, correct and complete list of all certificates of deposit, debt or equity securities and other investments owned, beneficially or of record, by the Company (the "
INVESTMENTS"). The Company has good and legal title to all Investments.

     3.21 COMPANY ACTION.

          The Board of Directors of the Company has (i) determined that the
Merger is fair and in the best interests of the Company Stockholders, (ii)
adopted this Agreement in accordance with the provisions of the corporate laws of the State of Delaware, as applicable, and (iii) directed that this Agreement and the Merger be submitted to the Company Stockholders for their adoption and approval and resolved to recommend that the Company Stockholders vote in favor of the adoption of this Agreement and the approval of the Merger.

     3.22 DISCLOSURE.

          No representation or warranty by the Company contained in this
Agreement, including any statement contained in the Company Disclosure Schedule or any Closing Document contains any untrue statement of a material fact or omits to state any material fact necessary, in light of the circumstances under which it was made, in order to make the statements herein not misleading.

                                   ARTICLE IV

                   REPRESENTATIONS AND WARRANTIES OF THE BUYER
                               AND THE MERGER SUB

          Each of the Buyer and the Merger Sub, jointly and severally, represents and warrants to the Company that, as of the date hereof, the statements contained in this Article IV are true and correct, except as set forth in the schedule provided by the Buyer and the Merger Sub to the Company and attached hereto (the "BUYER DISCLOSURE SCHEDULE"):

     4.1 ORGANIZATION.

          Each of the Buyer and the Merger Sub is a corporation duly organized, validly existing

                                       16

and in good standing under the laws of the state of its incorporation. Each of the Buyer and the Merger Sub is duly qualified to conduct business and is in corporate good standing under the laws of each jurisdiction in which the nature of its businesses or the ownership or leasing of its properties requires such qualification, except where the failure to be so qualified or in good standing would not have a Material Adverse Effect on the Buyer or the Merger Sub. Each of
the Buyer and the Merger Sub has the corporate power and authority to carry on the business in which it is engaged and to own and use the properties owned and used by it. The Buyer and the Merger Sub have each furnished or made available to the Company true and complete copies of its Certificates of Incorporation and
Bylaws, each as amended and as in effect on the date hereof. Neither the Buyer nor the Merger Sub is in default under or in violation of any provision of its
Certificate of Incorporation or Bylaws, as amended.

     4.2 CAPITALIZATION.

          As of the Closing Date, the authorized capital stock of the Buyer consists of 100,000,000 shares of common stock par value $0.001 per share,
26,836,659 shares of which are issued and outstanding, 20,000,000 shares of preferred stock, par value $0.001 per share, 1,000 shares of which have been designated as Series A Preferred Stock, of which 350 shares are issued and outstanding, 1,000 shares of which have been designated as Series B
Participating Preferred Stock, of which no shares have currently been issued but which are being issued to the Company Stockholders pursuant to the Merger, and
1,150 shares of which have been designated as Series C Preferred Stock, of which no shares are issued and outstanding. As of the Closing Date, all of the issued and outstanding shares of the Buyer's Common Stock and the Buyer's preferred stock are duly authorized, validly issued, fully paid, nonassessable and free of all preemptive rights. The authorized capital stock of the Merger Sub consists of two hundred (200) share of common stock, par value $0.001 per share, all of which are issued and outstanding. All of the issued and outstanding shares of capital stock of Merger Sub are duly authorized and validly issued, and fully paid and nonassessable, and were issued in compliance with all applicable laws.
As of the Closing Date, the Buyer has outstanding or authorized options to purchase 8,604,133 shares of Buyer's Common Stock at $0.001 per share and
1,750,000 Class A Warrants, 1,750,000 Class B Warrants and 1,750,000 Class C
Warrants. There are no outstanding options, warrants, rights, calls, convertible instruments, agreements or commitments to which the Merger Sub is a party or which are binding upon the Merger Sub providing for the issuance, disposition or repurchase, redemption or acquisition of any of the Merger Sub's shares of capital stock. All of the Merger Shares will be, when issued in accordance with this Agreement, duly authorized, validly issued, fully paid, nonassessable and free of all preemptive rights.

     4.3 AUTHORIZATION OF TRANSACTION.

          Each of the Buyer and the Merger Sub has all corporate requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder and thereunder. The execution and delivery of this
Agreement and the performance of this Agreement and the consummation of the transactions contemplated hereby and thereby by the Buyer and the Merger Sub
(including the Merger) have been duly and validly authorized by all necessary corporate action on the part of the Buyer and the Merger Sub (including the sole stockholder of Merger Sub). This Agreement has been duly and validly executed and delivered by the Buyer and the Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes a valid and binding obligation of the Buyer and the Merger Sub, enforceable against them in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors' rights generally, and except that the availability of equitable remedies, including specific performance, is subject to the

                                       17

discretion of the court before which any proceeding therefor may be brought.

     4.4 NONCONTRAVENTION.

          Subject to compliance with the applicable requirements of the
Securities Act and any applicable state securities laws, the Exchange Act and the filing of the Certificate of Merger as required by the DGCL, neither the execution and delivery of this Agreement, nor the consummation by the Buyer or the Merger Sub of the transactions contemplated hereby or thereby, will: (a)
conflict with or violate any provision of the Certificate of Incorporation or
Bylaws of the Buyer or the Merger Sub; (b) require on the part of the Buyer or the Merger Sub any filing with, or any permit, authorization, consent or approval of, any Governmental Entity, other than those (i) required solely by reason of the Company's participation in the transactions contemplated hereby or
(ii) to be made by the Company or (iii) any filing, permit, authorization, consent or approval which, if not made or obtained, would not have a Material
Adverse Effect on the Buyer; (c) conflict with, result in breach of, constitute
(with or without due notice or lapse of time or both) a default under, result in the acceleration of, create in any party any right to accelerate, terminate, modify or cancel, or require any notice, consent or waiver under, any contract, lease, sublease, license, sublicense, franchise, permit, indenture, agreement or mortgage for borrowed money, instrument of indebtedness, Security Interest or other arrangement to which the Buyer or the Merger Sub is a party or by which either is bound or to which any of their assets are subject, except for any conflict, breach, default, acceleration, right to accelerate, termination, modification, cancellation, notice, consent or waiver that would not reasonably be expected to have a Material Adverse Effect on the Buyer or the Merger Sub or
has otherwise been obtained; (d) result in the imposition of any Security
Interest upon any assets of the Buyer or the Merger Sub; or (e) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the
Buyer or the Merger Sub or any of their properties or assets, except for any violation that would not have a Material Adverse Effect on the Buyer or the
Merger Sub.

     4.5 REPORTS AND FINANCIAL STATEMENTS.

          The Buyer has filed all forms, reports, schedules, registration statements, proxy statements and other documents (including any document required to be filed as an exhibit thereto) required to be filed by the Buyer with the SEC on a timely basis, and has made available to the Company such forms, reports and documents in the form filed with the SEC. All such required forms, reports, schedules, registration statements, proxy statements and other documents (including those that the Buyer may file subsequent to the date hereof) are referred to herein as the " SEC REPORTS." As of their respective dates, the SEC Reports (including, without limitation, any financial statements or schedules included or incorporated by reference therein) (i) were prepared in accordance with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such SEC Reports and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except as disclosed in the Buyer Disclosure Schedule, the SEC
Reports filed by the Buyer and publicly available prior to the date of this
Agreement, as of the date hereof, there has not been any Material Adverse Effect with respect to the Buyer that would require disclosure under the Securities
Act.

     4.6 LITIGATION.

                                       18

          There are no suits, arbitrations, actions, claims, complaints, grievances, or to the Buyer's knowledge, investigations or proceedings pending or, to the Buyer's knowledge, threatened against Buyer or its subsidiaries that, if resolved against Buyer or its subsidiaries could be reasonably expected to have a Material Adverse Effect on the Buyer, or the Buyer's or the Merger Sub's
ability to consummate the transactions contemplated by this Agreement.

     4.7 LEGAL COMPLIANCE; RESTRICTIONS ON BUSINESS ACTIVITIES.

          The Buyer and the conduct and operations of its business are in material compliance with each law (including rules, regulations and requirements thereunder) of any federal, state, local or foreign government or any
Governmental Entity which (a) affects or relates to this Agreement or the transactions contemplated hereby or (b) is applicable to the Buyer or the Merger
Sub or their respective businesses, except, in each case, where such non-compliance would not reasonably be expected to have a Material Adverse
Effect on the Buyer or the Merger Sub. There is no agreement, judgment, injunction, order or decree binding upon the Buyer or the Merger Sub which has or would reasonably be expected to have the effect of prohibiting or materially impairing any current or future business practice of the Buyer or the Merger
Sub, as currently contemplated by the Buyer or the Merger Sub, and any acquisition of property of the Buyer or the Merger Sub or the conduct of business by the Buyer and the Merger Sub as currently conducted or proposed to be conducted.

     4.8 MERGER SHARES.

          The Merger Shares have been duly authorized and when issued in exchange for the Company Shares pursuant to the terms hereof, will be validly issued, fully paid and non-assessable, and not subject to any liens, pledges, charges, encumbrances, restrictions of any kind, preemptive rights or any other rights or interests of third parties or any other encumbrances, except for applicable securities law restrictions on transfer, including those imposed by
Regulation D or Section 4(2) of the Securities Act and Rule 144 promulgated under the Securities Act and under applicable "blue sky" state securities laws.
The offer and sale of the Merger Shares under this Agreement will be exempt from the registration requirements of the Securities Act and in compliance with all federal and state securities laws.

     4.9 BUSINESS OF THE MERGER SUB.

          The Merger Sub is not and has never been a party to any material agreements and has not conducted any activities other than in connection with the organization of the Merger Sub, the issuance of the Merger Sub Common Stock, the negotiation and execution of this Agreement and the consummation of the transactions contemplated hereby. The Merger Sub has not incurred or assumed any expenses or liabilities prior to the Closing.

     4.10 COMPANY ACTION.

          The Board of Directors and the stockholders of the Buyer and the
Merger Sub, (a) have determined that the Merger is fair and in the best interests of the Buyer and the Merger Sub, and each of their stockholders, and
(b) have adopted this Agreement in accordance with the provisions of the
Certificate of Incorporation and the Bylaws of each of the Buyer and the Merger
Sub, as the case may be, and the corporate laws of the State of Delaware. No other corporate action (including stockholder action) is required to be taken by the Buyer or the Merger Sub in connection with the consummation of the Merger and the transactions contemplated by this Agreement.

                                       19

     4.11 NO KNOWLEDGE OF MISREPRESENTATIONS.

          The Buyer and the Merger Sub are acquiring the Company based on the independent judgment of the Buyer and the Merger Sub as to the future prospects of the Company and not based on any projections or forecasts obtained from the
Company, the Company Stockholders or any of their respective affiliates, employees, agents, directors, officers or representatives.

     4.12 BROKERS' FEES.

          Neither the Buyer nor the Merger Sub has any liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

     4.13 QUALIFICATION AS A REORGANIZATION.

          Neither the Buyer nor the Merger Sub has any plan or intention to both
(a) discontinue (or cause the Surviving Corporation to discontinue) the historic business of the Surviving Corporation (assuming that the business of the Company as of the date of the Merger is the Surviving Corporation's historic business)
and (b) cease (or cause the Surviving Corporation to cease) to use a significant portion of the Surviving Corporation's historic business assets in a trade or business (assuming that the assets of the Company as of the date of the Merger constitute the Surviving Corporation's historic business assets). Neither the
Buyer nor the Merger Sub has any plan or intention to cause the Surviving
Corporation to dispose of assets following the Merger such that after the Merger the Surviving Corporation will no longer continue to hold (as such term is used in Code Section 368(a)(2)(E)(i)) substantially all of its assets and the assets of the Merger Sub. For purposes of the foregoing, the term "substantially all"
means at least 90 percent of the fair market value of the net assets and at least 70 percent of the fair market value of the gross assets of the Merger Sub and the Surviving Corporation.

     4.14 DISCLOSURE.

          No representation or warranty by the Buyer or the Merger Sub contained in this Agreement, including any statement contained in the Buyer Disclosure
Schedule, or any Closing Document contains any untrue statement of a material fact or omits to state any material fact necessary, in light of the circumstances under which it was made, in order to make the statements herein not misleading.

     4.15 ABSENCE OF PLANS.

          Since December 31, 2004, the Board of Directors of the Buyer has not
authorized any recapitalization, reclassification, spinoff, stock split, stock combination, stock or extraordinary cash dividend, or reverse split with respect to the Buyer's Common Stock.

     4.16 TAX MATTERS.

          (a) The Buyer (and any consolidated group for tax purposes of which the Buyer has been a member) has timely (taking into account extensions of time to file) filed all Tax Returns that it was required to file. All such Tax
Returns were correct and complete in all material respects. All Taxes owed by the Buyer, or for which the Buyer may be liable (whether or not shown on any Tax
Return), have been or will be timely paid. The Buyer is not currently the beneficiary of any

                                       20

extension of time within which to file any Tax Return. No claim has ever been made by an authority in a jurisdiction where the Buyer does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no
Security Interests on any of the assets of the Buyer that arose in connection with any failure (or alleged failure) to pay any Tax.

          (b) The Buyer has withheld or collected and paid or deposited in accordance with law all Taxes required to have been withheld or collected and paid or deposited by the Buyer in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

          (c) There is no dispute or claim concerning any Tax liability of the
Buyer either (i) claimed or raised by any authority in writing or (ii) as to which the Buyer has knowledge.

          (d) The Buyer has not waived any statute of limitations in respect of
Taxes or agreed to any extension of time nor has any such waiver or extension been required with respect to a Tax assessment or deficiency.

          (e) Buyer is in control of Merger Sub within the meaning of Section
368(c) of the Code.

          (f) Merger Sub is a newly-formed corporation and does not (nor has it ever had) any assets.

                                    ARTICLE V

                                    COVENANTS

     5.1 BEST EFFORTS.

          Each of the Parties shall use its best efforts, to the extent commercially reasonable, to take all actions and to do all things necessary, proper or advisable to consummate the transactions contemplated by this
Agreement.

     5.2 SECURITIES LAWS.

          (a) Prior to the Closing, the Company shall not take any action that would cause the number of its stockholders who are not "accredited investors"
pursuant to Regulation D promulgated under the Securities Act to increase to more than thirty-five (35) during the term of this Agreement or that would cause any person who does not meet the standards of Regulation D required for
"purchasers" under Regulation D to become a stockholder; PROVIDED, HOWEVER, that the Company will not be precluded from issuing Company Shares upon the exercise of options or warrants.

          (b) The Buyer, the Merger Sub, and the Surviving Corporation shall take such steps as may be necessary to comply with the securities and blue sky laws of all jurisdictions which are applicable to the issuance of the Merger
Shares in connection with the Merger. The Company shall use its best efforts, to the extent commercially reasonable, to assist the Buyer as may be necessary to comply with such securities and blue sky laws.

          (c) So long as the Buyer or any successor entity has securities registered under the Securities Act of 1933, as amended (including the rules and regulations promulgated thereunder, the " SECURITIES ACT "), or the Exchange
Act, the Buyer or such successor entity shall file all

                                       21

reports required to be filed by it under the Securities Act and the Exchange
Act, all to the extent required pursuant to Rule 144 to enable stockholders who exchange Company Shares for Merger Shares pursuant to the terms of this
Agreement to sell the Merger Shares pursuant to Rule 144 adopted by the
Securities and Exchange Commission under the Securities Act (as such rule may be amended from time to time) or any similar rule or regulation hereafter adopted by the Securities and Exchange Commission.

          (d) If at any time after the Effective Time, the Buyer takes or fails to comply with its obligations under the immediately preceding paragraph (c), or if the Rule 144 is not available to the stockholders who exchange Company Shares for Merger Shares pursuant to the terms of this Agreement as a result of any action taken or not taken by the Buyer, then the Buyer shall enter into a registration rights agreement with each such stockholder in form and substance reasonably acceptable to the Buyer and such stockholder.

     5.3 REORGANIZATION.

          Except for the transactions contemplated by this Agreement neither the
Buyer nor the Merger Sub will take any action, or cause the Surviving
Corporation to take any action, which would have the result of disqualifying the
Merger as a reorganization pursuant to Section 368(a)(2)(D) of the Code. In addition, neither the Buyer nor the Merger Sub will adopt any position (or cause the Surviving Corporation to adopt any position) which is inconsistent with the treatment of the Merger as a tax-free reorganization.

     5.4 REASONABLE COMMERCIAL EFFORTS AND FURTHER ASSURANCES.

          Each Party, at the reasonable request of another Party, and as soon as practicable, shall execute and deliver at the requesting Party's expense such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of this
Agreement and the transactions contemplated hereby.

                                   ARTICLE VI

                      CONDITIONS TO CONSUMMATION OF MERGER

     6.1 CONDITIONS TO EACH PARTY'S OBLIGATIONS.

          The respective obligations of each Party to consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions:

          (a) this Agreement and the Merger shall have received the Requisite
Stockholder Approval;

          (b) the Buyer and the Company shall be satisfied that the issuances of
Merger Shares in the transaction shall be exempt under Regulation D of the
Securities Act and Section 4(2) of the Securities Act;

          (c) no temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the
Merger shall have been issued, nor shall any proceeding brought by any
Governmental Entity, seeking any of the foregoing be pending; nor shall there be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed

                                       22

applicable to the Merger which makes the consummation of the Merger illegal; and

          (d) no proceeding in which the Company, the Buyer or the Merger Sub shall be a debtor, defendant or party seeking an order for its own relief or reorganization shall have been brought or be pending by or against the Company, the Buyer or the Merger Sub under any United States or state bankruptcy or insolvency law.

     6.2 CONDITIONS TO OBLIGATIONS OF THE BUYER AND THE MERGER SUB.

          The obligation of each of the Buyer and the Merger Sub to consummate the Merger is subject to the satisfaction of the following additional conditions:

          (a) this Agreement and the Merger shall have been approved and adopted by the Requisite Stockholder Approval;

          (b) the Company shall have obtained all of the waivers, permits, consents, assignments, approvals or other authorizations, and effected all of the registrations, filings and notices, referred to in the Company Disclosure
Schedule, except for any which if not obtained or effected would not have a
Material Adverse Effect on the Company or on the ability of the Parties to consummate the transactions contemplated by this Agreement;

          (c) the representations and warranties of the Company set forth in
Article III shall be true and correct as of the Closing Date, except for representations and warranties made as of a specified date, which shall be true and correct as of such date;

          (d) the shares of Buyer's Common Stock that are part of the Merger
Shares shall have been delivered to the Escrow Agent under the terms of the
Escrow Agreement and the Buyer shall receive a duly executed Escrow Agreement from the Company Stockholders;

          (e) the Company shall have performed or complied with, in all material respects, its agreements and covenants required to be performed or complied with under this Agreement as of or prior to the Effective Time;

          (f) the Buyer and the Merger Sub shall have received from the
Secretary of the Company a certificate (i) certifying the Company Charter, (ii)
certifying the Bylaws of the Company, (iii) certifying the resolutions of the
Board of Directors of the Company, (vi) certifying the resolutions of the
Company Stockholders and (v) attesting to the incumbency of the officers of the
Company; and

          (g) all actions to be taken by the Company in connection with the consummation of the transactions contemplated hereby, and all certificates, opinions, instruments and other documents required to effect the transactions contemplated hereby shall be reasonably satisfactory in form and substance to the Buyer and the Merger Sub.

     6.3 CONDITIONS TO OBLIGATIONS OF THE COMPANY.

          The obligation of the Company to consummate the Merger is subject to the satisfaction of the following additional conditions:

          (a) the Buyer and the Merger Sub shall have obtained all of the waivers, permits, consents, approvals or other authorizations, and effected all of the registrations, filings and

                                       23

notices, except for any which if not obtained or effected would not have a
Material Adverse Effect on the Buyer or the Merger Sub or on the ability of the
Parties to consummate the transactions contemplated by this Agreement;

          (b) each of the Buyer and the Merger Sub shall have performed or complied with in all material respects its agreements and covenants required to be performed or complied with under this Agreement as of or prior to the
Effective Time;

          (c) the representations and warranties of the Buyer and the Merger Sub set forth in Article IV shall be true and correct as of the Closing Date, except for representations and warranties made as of a specified date, which shall be true and correct as of such date;

          (d) the Company shall have received from the Secretary of the Buyer a certificate (i) certifying the Certificate of Incorporation of the Buyer, (ii)
certifying the Bylaws of the Buyer, (iii) certifying the resolutions of the
Board of Directors of the Buyer and (iv) attesting to the incumbency of the officers of the Buyer;

          (e) the Company shall have received from the Secretary of the Merger
Sub a certificate (i) certifying the Certificate of Incorporation of the Merger
Sub, (ii) certifying the Bylaws of the Merger Sub, (iii) certifying the resolutions of the Board of Directors and the sole stockholder of the Merger Sub and (iv) attesting to the incumbency of the officers of the Merger Sub; and

          (f) all certificates, opinions, instruments and other documents required to effect the transactions contemplated hereby shall be reasonably satisfactory in form and substance to the Company.

          (g) each of the Company Stockholders shall receive a duly executed
Call Option Agreement and Escrow Agreement.

          (h) the Buyer shall have delivered all of its shares in the Merger Sub to the Pledge Agent under the terms of the Pledge Agreement and the Company shall received an executed copy of the Pledge Agreement.

     6.4 CERTAIN WAIVERS.

          The Parties acknowledge and agree that if a Party has knowledge of any breach by any other Party of any representation, warranty, agreement or covenant contained in this Agreement, and such Party proceeds with the Closing, such
Party shall be deemed to have irrevocably waived such breach for that particular breach only and such Party and its successors and assigns shall not be entitled to assert any right or to seek any remedy for any damages arising from any matters relating to such breach, notwithstanding anything to the contrary contained herein or in any certificate delivered pursuant hereto.

                                  ARTICLE VII

                                  TERMINATION

     7.1 TERMINATION OF AGREEMENT.

          The Parties may terminate this Agreement prior to the Effective Time as provided below:

                                       24

          (a) the Parties may terminate this Agreement by mutual written consent;

          (b) any Party may terminate this Agreement by giving written notice to the other Parties at any time after the Company's Stockholders have voted on whether to approve this Agreement and the Merger, in the event that this
Agreement or the Merger failed to receive the Requisite Stockholder Approval;

          (c) any Party may terminate this Agreement by giving written notice to the other Parties upon the entry of any permanent injunction or other order of a court or other competent authority preventing the consummation of the Merger that has become final and nonappealable;

          (d) the Buyer and the Merger Sub may terminate this Agreement by giving written notice to the Company if the Closing shall not have occurred on or before April 25, 2005, by reason of the failure of any condition precedent under Section 6.1 or 6.2 hereof (unless the failure results primarily from a breach by the Buyer or the Merger Sub of any representation, warranty, agreement or covenant contained in this Agreement); and

          (e) the Company may terminate this Agreement by giving written notice to the Buyer and the Merger Sub if the Closing shall not have occurred on or before April 25, 2005, by reason of the failure of any condition precedent under
Section 6.1 or 6.3 hereof (unless the failure results primarily from a breach by the Company of any representation, warranty, agreement or covenant contained in this Agreement).

     7.2 EFFECT OF TERMINATION.

          If any party terminates this Agreement pursuant to Section 7.1, all obligations of the Parties hereunder shall terminate without any liability of any Party to any other Party, including the directors, officers, employees, agents, consultants, representatives, advisors, stockholders, members or
Affiliates of any Party. Notwithstanding the foregoing, the following obligations shall survive termination of this Agreement: (i) the liability of any Party for any breach of this Agreement; and (ii) each Party's obligation to bear its own fees and expenses incurred in connection with the preparation and negotiation of this Agreement and the transactions contemplated herein as provided in Section 8.9.

     7.3 AMENDMENT.

          Subject to applicable law, the Parties may cause this Agreement to be amended at any time by execution of an instrument in writing signed on behalf of each of the Parties.

     7.4 EXTENSION, WAIVER.

          At any time prior to the Effective Time, any Party may, to the extent legally allowed (i) extend the time for the performance of any of the obligations or other acts of the other Parties, (ii) waive any inaccuracies in the representations and warranties made to such Party contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions for the benefit of such Party contained herein. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party.

                                  ARTICLE VIII

                                       25

                                  MISCELLANEOUS

     8.1 NO THIRD PARTY BENEFICIARIES.

          This Agreement shall not confer any rights or remedies upon any person other than the Parties and their respective successors and permitted assigns.

     8.2 ENTIRE AGREEMENT.

          This Agreement, the Company Disclosure Schedule, the Buyer Disclosure
Schedule, the Schedules, the Exhibits, the documents and instruments and other agreements among the parties referred to herein constitute the entire agreement among the Parties and supersedes any prior understandings, agreements or representations by or among the Parties, written or oral, with respect to the subject matter hereof.

     8.3 SUCCESSION AND ASSIGNMENT.

          This Agreement shall be binding upon and inure to the benefit of the
Parties named herein and their respective successors, heirs, legal representatives and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Parties.

     8.4 COUNTERPARTS, FACSIMILE SIGNATURES.

          This Agreement may be executed with counterpart signature pages or in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. This Agreement may be executed by facsimile signatures.

     8.5 HEADINGS.

          The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

     8.6 NOTICES.

          All notices, requests, demands, claims, and other communications hereunder (each a "NOTICE ") shall be in writing. Any Notice shall be (a) sent by registered or certified mail, return receipt requested, postage prepaid, (b)
sent via a reputable nationwide overnight courier service, charges prepaid or
(c) sent via facsimile (with acknowledgment of complete transmission) with a confirmation copy by registered or certified mail or overnight courier as aforesaid, in each case to the intended recipient as set forth below:

If to the Company:

                        1ST ALERTS, INC.
                        855 S. Federal Highway, Suite 210
                        Boca Raton, FL 33432
                        Attention: Steven Goldberg, President
                        Facsimile: ___________________

Copies to:

                                       26

                        Attention:
                        Facsimile:

If to the Buyer:

                        VSUS TECHNOLOGIES INCORPORATED
                        444 Madison Avenue, 24th Floor
                        New York, NY 10022
                        Attention: Eli Kissos
                        Facsimile: ___________________

Copy to:

                        BONDY & SCHLOSS LLP
                        60 East 42nd Street, 37th Floor
                        New York, NY 10165-0150
                        Attention: Jeffrey A. Rinde, Esq.
                        Facsimile: 212-972-1677

If to the Merger Sub:

                        FIRST INFO NETWORK, INC.
                        444 Madison Avenue, 24th Floor
                        New York, NY 10022
                        Attention: Eli Kissos
                        Facsimile: ___________________

Copy to:

                        BONDY & SCHLOSS LLP
                        60 East 42nd Street, 37th Floor
                        New York, NY 10165-0150
                        Attention: Jeffrey A. Rinde, Esq
                        Facsimile: 212-972-1677

          Each Notice shall be deemed to have been given and effective upon receipt (or refusal of receipt). Any Party may change the address to which
Notices hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

     8.7 GOVERNING LAW.

          This Agreement shall be governed by and construed in accordance with the internal laws (and not the law of conflicts) of the State of Delaware. In addition, each of the Parties hereto (a) consents to submit itself to the personal jurisdiction of any federal court or state court located in the State of New York in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees

                                       27

that it will not bring any action relating to this Agreement or any of the transactions contemplated hereby in any court other than a federal court or a state court located in the State of New York.

     8.8 SEVERABILITY.

          Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed, provided that this Agreement shall not then substantially deprive either Party of the bargained-for performance of the other
Party.

     8.9 EXPENSES; ATTORNEY'S FEES.

          All fees and expenses (including all legal and accounting fees and expenses and all other expenses) incurred by the Company, Buyer and the Merger
Sub in connection with this Agreement and the transactions contemplated hereby shall be paid by the Buyer, whether or not the Merger is consummated.
Notwithstanding the foregoing, if any Party hereto initiates any legal action arising out of or in connection with this Agreement, the prevailing party in such legal action shall be entitled to recover from the other Party all reasonable attorney's fees, expert witness fees and expenses incurred by the prevailing party in connection therewith.

     8.10 DISCLOSURE LETTERS.

          The Company Disclosure Schedule shall be arranged in separate parts corresponding to the numbered and lettered sections contained in this Agreement, and the information disclosed in any numbered or lettered part shall qualify only (a) the corresponding section of this Agreement and (b) other sections of
Article III to the extent it is clear (notwithstanding the absence of a specific cross reference) from a reading of the disclosure that such disclosure is applicable to such other sections. The Buyer Disclosure Schedule shall be arranged in separate parts corresponding to the numbered and lettered sections contained in this Agreement, and the information disclosed in any numbered or lettered part shall qualify only (c) the corresponding section of this
Agreement, and (d) other sections of Article IV to the extent it is clear
(notwithstanding the absence of a specific cross reference) from a reading of the disclosure that such disclosure is applicable to such other sections. The inclusion of any information in the Company Disclosure Schedule or the Buyer
Disclosure Schedule shall not be deemed to be an admission or acknowledgment that such information is required to be included herein, is material, has or would have a Material Adverse Effect, or is outside the ordinary course of business.

     8.11 CONSTRUCTION.

          The Parties agree that they have been represented by counsel during the negotiation, preparation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document. Any

                                       28

reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.

     8.12 INCORPORATION OF EXHIBITS AND SCHEDULES.

          The Exhibits, the Schedules, the Buyer Disclosure Schedule and Company
Disclosure Schedule identified in this Agreement are incorporated herein by reference and made a part hereof.

                      [Signatures begin on following page]

                                       29

          IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

BUYER:                  VSUS TECHNOLOGIES INCORPORATED

                        By: /s/ Eli Kissos
                            -------------------------------
                        Name: Eli Kissos
                        Title: CEO and President

MERGER SUB:             FIRST INFO NETWORK, INC.

                        By: /s/ Eli Kissos
                            -------------------------------
                        Name: Eli Kissos
                        Title: CEO and President

COMPANY:                1STALERTS, INC.

                        By: /s/ Steven Goldberg
                            -------------------------------
                        Name: Steven Goldberg
                        Title: President

COMPANY STOCKHOLDERS:   PDB IRREVOCABLE TRUST NUMBER THREE

                        By: /s/ Linda L. Snelling
                            -------------------------------
                        Name: Linda L. Snelling
                        Title: Trustee

                        LBDP IRREVOCABLE TRUST

                        By: /s/ Linda L. Snelling
                            -------------------------------
                        Name: Linda L. Snelling
                        TITLE: TRUSTEE

                        BLUE HERUN LTD.

                        By: /s/ Joseph Shefet
                            -------------------------------
                        Name: Joseph Shefet
                        Title: President

                                       30

                             EXHIBITS AND SCHEDULES

Exhibit A          Audited balance sheet and statements of operations, changes in stockholders' equity and cash flows for the fiscal year ended December 31, 2004
Exhibit B          Escrow Agreement
Schedule 2.2       Consideration
Schedule 3.2       List of Company Stockholders and Option and Warrant holders
Schedule 3.4       Company contracts for which consents are needed as a result of Merger
Schedule 3.6       Company Liabilities Not Within Ordinary Course
Schedule 3.8       Assets of Company for which Company does not have good title and Assets subject to Security Interests
Schedule 3.10      Company Intellectual Property
Schedule 3.11      Company Leased Real Property
Schedule 3.12      Company Contracts
Schedule 3.13      Company Insurance Policies
Schedule 3.15      Company Employees
Schedule 3.16(a)   Company Employee Benefit Plans
Schedule 3.16(j)   Company Agreements with Officers, Directors and Key Employees
Schedule 3.17      Company Government Permits and Licenses
Schedule 3.18      Company Liabilities
Schedule 3.20      Company Bank Accounts

                                       31

                                  SCHEDULE 2.2

                                  CONSIDERATION

                              NUMBER OF SHARES OF SERIES B   NUMBER OF SHARES OF BUYER'S
            NAME              PREFERRED STOCK TO BE ISSUED    COMMON STOCK TO BE ISSUED
---------------------------   ----------------------------   ---------------------------

1) PDB Irrevocable Trust                   135                         8,775,000
2) LBDP Irrevocable Trust                   50                         3,250,000
3) Blue Herun Ltd.                          15                           975,000
   TOTAL                                   200                        13,000,000

                                  SCHEDULE 3.2

           LIST OF COMPANY STOCKHOLDERS AND OPTION AND WARRANT HOLDERS

Company Stockholders

            NAME              NUMBER OF SHARES OF COMPANY COMMON STOCK
---------------------------   ----------------------------------------
1) PDB Irrevocable Trust                         135
2) LBDP Irrevocable Trust                         50
3) Blue Herun Ltd.                                15
   TOTAL                                         200

Outstanding Warrants

                                NUMBER OF SHARES
            NAME              UNDERLYING WARRANTS   EXERCISE PRICE   TERM OF WARRANTS
---------------------------   -------------------   --------------   ----------------

1) Great Court Capital, LLC          657,895             $0.38            5 years
2) Robert Kornstein                  197,368             $0.38            5 years
3) Allen M. Lowy                      65,789             $0.38            5 years
4) Andy Lax                           32,895             $0.38            5 years
5) Avner Maloul                       85,526             $0.38            5 years
6) Sol Kest                          657,894             $0.38            5 years
   TOTAL                           1,697,367

                                       32

                                  SCHEDULE 3.4

      COMPANY CONTRACTS FOR WHICH CONSENTS ARE NEEDED AS A RESULT OF MERGER

                                       N/A

                                  SCHEDULE 3.6

                 COMPANY LIABILITIES NOT WITHIN ORDINARY COURSE

                                   DESCRIPTION

1)   Convertible Promissory Note in the aggregate amount of $3,200,000 between
     1st Alerts and PDB Irrevocable Trust Number Three and LBDP Irrevocable
     Trust, principal and interest payable on December 31, 2009.

2)   Promissory Notes outstanding to the Bridge Loan Lenders as follows:

     a) Great Court Capital, LLC   $250,000 @ 12%  March __, 2005
     b) Robert Kornstein           $150,000 @ 12%  November __ 2004
     c) Allen M. Lowy              $50,000  @ 12%  November __ 2004
     d) Andy Lax                   $25,000  @ 12%  November __ 2004
     e) Avner Maloul               $65,000  @ 12%  November __ 2004
     f) Sol Kest                   $150,000 @ 12%  November __ 2004
     g) Sol Kest                   $350,000 @ 12%  November __ 2004
        TOTAL:                     $1,040,000

*The Company is currently in default on a) through g).

                                  SCHEDULE 3.8

        ASSETS OF COMPANY FOR WHICH COMPANY DOES NOT HAVE GOOD TITLE AND
                      ASSETS SUBJECT TO SECURITY INTERESTS

          All of the Company's assets are subject to a security interest in favor of PDB Irrevocable Trust and LBDP Irrevocable Trust and each of the Bridge
Lenders. PDB Irrevocable Trust and LBDP Irrevocable Trust have agreed to subordinate their security interest to that of the Bridge Lenders.

                                       33

                                  SCHEDULE 3.10

                          COMPANY INTELLECTUAL PROPERTY

                                  SCHEDULE 3.11

                          COMPANY LEASED REAL PROPERTY

                                  SCHEDULE 3.12

                                COMPANY CONTRACTS

                                  SCHEDULE 3.13

                           COMPANY INSURANCE POLICIES

                                       N/A

                                  SCHEDULE 3.15

                                COMPANY EMPLOYEES

NAME                          POSITION                          SALARY

                                       34

                                SCHEDULE 3.16(A)

                         COMPANY EMPLOYEE BENEFIT PLANS

                                       N/A

                                SCHEDULE 3.16(J)

          COMPANY AGREEMENTS WITH OFFICERS, DIRECTORS AND KEY EMPLOYEES

                                       N/A

                                  SCHEDULE 3.17

                     COMPANY GOVERNMENT PERMITS AND LICENSES

                                  SCHEDULE 3.18

                               COMPANY LIABILITIES

                                       N/A

                                  SCHEDULE 3.20

                              COMPANY BANK ACCOUNTS

                                       35